EXHIBIT 99.1

The following is an excerpt from Section 2 of the term sheet for WaMu Mortgage Pass-Through Certificates, Series 2006-AR6:

2.  Amendments to MLPA

a.  Notwithstanding anything to the contrary set forth in the MLPA, with respect to the Seller Mortgage Loans, the representations and warranties set forth in Section 3.1 and Section 3.2 of the MLPA shall be subject to the exceptions, if any, set forth on Schedule III to this Term Sheet.

b.  Each of the following representations and warranties with respect to the Seller Mortgage Loans set forth in the indicated clauses of Section 3.1 or Section 3.2 of the MLPA is hereby deleted in its entirety:

            No deletions.

c.  The MLPA is hereby amended to add the following additional representations and warranties with respect to the Seller Mortgage Loans:

            Each Mortgage Loan:

(i)         At the time of origination of the Mortgage Loan, no improvements located on or being part of the Mortgage Property was in violation of any applicable zoning and subdivision laws or ordinances.

(ii)        The terms of the Mortgage Note and the Mortgage have not been impaired, altered or modified in any material respect, except by a written instrument (and with respect to any impairment, alteration or modification in any material respect of a Mortgage, has been recorded or is in the process of being recorded).

(iii)       As of the Closing Date, there is no mechanics' lien or claim for work, labor or material affecting the Mortgaged Property.

d.  The following additional amendments are hereby made to the MLPA with respect to the Seller Mortgage Loans:

            i.    Section 3.1(iv) Representation.  The representation and warranty in clause (iv) of Section 3.1 of the MLPA is hereby amended to insert, after the phrase “the preceding 12 months,” the following phrase:  “(or such shorter period as had elapsed from the date of origination of the Mortgage Loan by the Seller or the other Seller or, if originated by an unaffiliated party, from the date of acquisition of the Mortgage Loan by the Seller or the other Seller)".

            ii.    Definitions of “Current Loan-to-Value Ratio” and “Original Loan-to-Value Ratio”.  The definitions of “Current Loan-to-Value Ratio” and “Original Loan-to-Value Ratio” in Article 1 of the MLPA are hereby deleted in their entirety and replaced with the following two definitions:

            “Current Loan-to-Value Ratio:  As used in Section 2.4(b), the Principal Balance of a Mortgage Loan as of the applicable date of substitution divided by the Appraised Value; and as used in Section 3.1, the Cut-Off Date Principal Balance of a Mortgage Loan divided by the Appraised Value; provided, however, that if the related Mortgaged Property is located in the State of New York, then, as used in Section 3.1, the Current Loan-to-Value Ratio shall be the Cut-Off Date Principal Balance of the Mortgage Loan divided by the value set forth on the appraisal made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property (or, if such Mortgage Loan is an ROV Mortgage Loan, the value set forth on the residential appraisal review made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property).

            Original Loan-to-Value Ratio:  The original principal amount of a Mortgage Loan divided by the Appraised Value; provided, however, that if the related Mortgaged Property is located in the State of New York, then the Original Loan-to-Value Ratio shall be the original principal amount of the Mortgage Loan divided by the value set forth on the appraisal made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property (or, if such Mortgage Loan is an ROV Mortgage Loan, the value set forth on the residential appraisal review made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property).”

            iii.

e.  Except as modified here, the MLPA remains in full force and effect.